Exhibit 1.A.(5)(b)

             Joint Specimen Flexible Variable Life Insurance Policy

===============================================================================
WESTERN RESERVE LIFE                               Home Office:  Columbus, Ohio
ASSURANCE CO. OF OHIO                                    Administrative Office:
(A STOCK COMPANY)            4333 Edgewood Road, N.E.-Cedar Rapids, Iowa  52499
                                                                 (319) 398-8511
===============================================================================

IN THIS POLICY, Western Reserve Life Assurance Co. of Ohio will be referred to as WE, OUR or US.

WE WILL pay the Death Benefit Proceeds to the Beneficiary upon the death of the Surviving Insured when We receive proof that both Joint Insureds died while this Policy is In Force. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT.

WE WILL pay the Net Surrender Value to the Owner if at least one of the Joint Insureds is alive on the Maturity Date and while this Policy is In Force. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Cedar Rapids, Iowa as of the Policy Date.

             /s/ WILLIAM H. GEIGER                /s/ JOHN R. KENNEY
             ---------------------                ------------------
                  Secretary                            President
===============================================================================
                             RIGHT TO EXAMINE POLICY

     The Owners may cancel this Policy by returning it to Us at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owners. The refund will equal the sum of:

     1. The difference between the Single Premium paid and the amount allocated to any Accounts under the Policy; plus

     2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus

     3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

     If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.
===============================================================================

    Joint Survivorship Modified Single Premium Variable Life Insurance Policy
      Death Benefit Proceeds Payable at Death of Surviving Insured Prior to
                                 Maturity Date
                  Net Surrender Value Payable at Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

===============================================================================
                                  POLICY GUIDE
===============================================================================


POLICY SCHEDULE..............................  3   PREMIUM PROVISIONS..........................  11
TABLE OF SURRENDER CHARGES...................  3     Payment...................................  11
TABLE OF GUARANTEED RATES....................  4     Premiums..................................  11
DEFINITIONS..................................  5     Grace Period..............................  11
  Accounts...................................  5   SEPARATE ACCOUNT PROVISIONS.................  11
  Age........................................  5     The Separate Account......................  11
  Anniversary................................  5     Subaccounts...............................  12
  Beneficiary................................  5     Transfers.................................  12
  Death Benefit Proceeds.....................  5     Addition, Deletion or Substitution of
  Fixed Account..............................  5       Investments.............................  12
  In Force...................................  5     Change of Investment Objective............  13
  Initial Premium............................  5     Unit Value................................  13
  Joint Insureds.............................  5   POLICY VALUE PROVISIONS.....................  13
  Loan Reserve...............................  5     Allocation of Premium.....................  13
  Maturity Date..............................  5     Monthly Deductions........................  14
  Monthiversary..............................  6     Monthly Policy Charge.....................  14
  Net Surrender Value........................  6     Monthly Cost of Insurance.................  14
  Office.....................................  6     Monthly Cost of Insurance Rates...........  15
  Policy Date................................  6     Subaccount Value..........................  15
  Reallocation Date..........................  6     Fixed Account Value.......................  15
  SEC........................................  6     Cash Value................................  16
  Separate Account...........................  6     Surrender.................................  16
  Series Fund(s).............................  6     Net Surrender Value.......................  16
  Subaccount.................................  6     Surrender Charge..........................  16
  Surviving Insured..........................  6     Withdrawals...............................  16
  Termination................................  6     Continuation of Insurance.................  17
  Valuation Date.............................  6     Insufficient Value........................  17
  Valuation Period...........................  7     Basis of Computations.....................  17
  Written Notice.............................  7     Policy Loans..............................  17
GENERAL PROVISIONS...........................  7     POLICY SPLIT OPTION.......................  18
  The Policy.................................  7     Split Option..............................  18
  Ownership..................................  7     Specified Amount..........................  19
  Beneficiary................................  7     Cash Value................................  19
  Assignment.................................  8     Issue Limits andPremium Rate
  Incontestability...........................  8       Classification..........................  19
  Suicide....................................  8     Premiums..................................  19
  Issue Age and Sex..........................  8     Policy Date...............................  19
  Periodic Report............................  8     Owner/Beneficiary.........................  19
  Termination................................  8
  Policy Payment.............................  9
  Optional Methods of Settlement.............  9
  Payments and Transfers.....................  9
  Extended Maturity Date.....................  9
  Conversion Rights..........................  9
  Protection of Proceeds.....................  9
DEATH BENEFIT PROVISIONS..................... 10
  Death Benefit.............................. 10
  Specified Amount........................... 10
  Limitation Percentage...................... 10
  Death Benefit Proceeds..................... 10

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CEDAR RAPIDS, IOWA
                                 POLICY SCHEDULE
================================================================================

JOINT INSUREDS:   John Doe

                  Jane Doe

POLICY NUMBER:    01-23456789      POLICY DATE:            December 01, 1998

SPECIFIED AMOUNT: $243,440         REALLOCATION DATE:      December 16, 1998

INITIAL PREMIUM:  $ 50,000         MATURITY DATE:          December 01, 2053

                                   REALLOCATION ACCOUNT:       Fixed Account


SEPARATE ACCOUNT PROVISIONS

    SEPARATE ACCOUNT:                            WRL SERIES LIFE ACCOUNT

ASSET BASED CHARGES                                  POLICY YEARS
-------------------
(Expressed as an Annual Percentage)             1-10            11 +
                                                -----           ----

    SEPARATE ACCOUNT CHARGES
        Daily Charge:                            .50%           .50%
        Monthly Deduction Charge:               1.50%           .50%

    FIXED ACCOUNT CHARGES
        Monthly Deduction Charge:               1.50%           .50%


DEFERRED SURRENDER CHARGES:    Surrender Charges are the percentage shown below
                               times the Initial Premium.

                           ----------------------------------------------------
                                           Surrender                   Surrender
                           Policy Year       Charge      Policy Year     Charge
                           ----------------------------------------------------
                            At Issue         9.75%
                               1             9.75%           6           7.00%
                               2             9.50%           7           6.00%
                               3             9.25%           8           4.00%
                               4             9.00%           9           2.00%
                               5             8.00%          10+          0.00%
                           ----------------------------------------------------

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CEDAR RAPIDS, IOWA
               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
===============================================================================

                           POLICY NUMBER: 01-23456789

Guaranteed Rate Basis for Initial Specified Amount on Joint Insureds

     Commissioners 1980 Standard Ordinary Tobacco User and Non-Tobacco User Mortality Table

    John Doe:   Male Issue Age 45, Standard, Tobacco User Classification
    Jane Doe:   Female Issue Age 45, Standard, Tobacco User Classification

                    Annual Cost of Insurance Rates Per $1,000
        (The monthly cost of insurance calculations will use one-twelfth of these rates.)
     ------------------------------------------------------------------
      Policy Year      Annual Rate     Policy Year     Annual Rate
     ------------------------------------------------------------------
             1            0.031              2            0.103
             3            0.191              4            0.298
             5            0.426              6            0.580
             7            0.764              8            0.987
             9            1.256             10            1.572
            11            1.941             12            2.362
            13            2.834             14            3.361
            15            3.957             16            4.649
            17            5.471             18            6.462
            19            7.650             20            9.035
            21           10.605             22           12.346
            23           14.226             24           16.272
            25           18.552             26           21.170
            27           24.282             28           27.978
            29           32.314             30           37.300
            31           42.872             32           48.913
            33           55.335             34           62.166
            35           69.569             36           77.756
            37           86.921             38           97.215
            39          108.829             40          121.323
            41          134.456             42          148.060
            43          162.130             44          176.728
            45          191.696             46          207.860
            47          225.060             48          244.153
            49          266.749             50          296.863
            51          341.982             52          414.444
            53          537.477             54          744.016
            55          1000.00
     ------------------------------------------------------------------

                                                                    DEFINITIONS
===============================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE Issue Age refers to the Age on each Joint Insured's last birthday prior to the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY                 The same day and month as the Policy Date for each
                            succeeding year the Policy remains In Force.

BENEFICIARY                 The person or persons specified by the Owner to
                            receive the Death Benefit Proceeds.

DEATH BENEFIT PROCEEDS      The amount payable upon the death of the Surviving
                            Insured in accordance with the Death Benefit
                            Provisions.

FIXED ACCOUNT               Allocation option(s) other than the Separate
                            Account.

IN FORCE Condition under which the coverage is active and the Surviving Insured's life remains insured.

INITIAL PREMIUM             The amount which must be paid before coverage
                            begins. The amount is shown on the Policy Schedule page.

JOINT INSUREDS              The persons whose lives are insured under this
                            Policy, as shown on the Policy Schedule pages.

LOAN RESERVE                A portion of the Fixed Account used as collateral
                            for any policy loan.

MATURITY DATE               The date when coverage under the Policy will
                            terminate if either Joint Insured is living and the Policy is In Force, unless extended in accordance with the Extended Maturity Date provision.

MONTHIVERSARY               The day of each month coinciding with the Policy
                            Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET SURRENDER               The amount payable upon surrender in accordance with
VALUE                       the Policy Value Provisions of this Policy.

OFFICE                      Refers to Our administrative office located in Cedar
                            Rapids, Iowa.

POLICY DATE                 The date coverage is effective and monthly
                            deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy
                            Date, as shown on the Policy Schedule page.

REALLOCATION                The date on which any premiums are reallocated from
DATE                        the Reallocation Account to the Accounts elected by
                            the Owner on the  application.  The Reallocation
                            Account is shown on the Policy Schedule page.

SEC                         The United States Securities and Exchange
                            Commission.

SEPARATE                    A separate investment account shown on the Policy
ACCOUNT                     Schedule page which is composed of several
                            subaccounts established to receive and invest premiums under the Policy.

SERIES FUND(S)              Designated mutual fund(s) from which each
                            Subaccount of the Separate Account will buy shares.

SUBACCOUNT                  A sub-division of the Separate Account. Each
                            Subaccount invests exclusively in the shares of a specified Series Fund portfolio.

SURVIVING INSURED           The Joint Insured who remains alive after the other
                            Joint Insured has died.

TERMINATION                 Condition under which the insurance coverage is no
                            longer In Force under this Policy.

VALUATION DATE              Any day We are required by law to value the assets
                            of the Separate Account.

VALUATION                   The period commencing at the end of one Valuation
PERIOD                      Date and continuingto the end of the next succeeding
                            Valuation Date.

WRITTEN NOTICE              Written Notice means a notice by the Owners to Us
                            requesting or exercising a right of the Owners as provided in the Policy provision of the General
                            Provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owners; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested, or for the Owners to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Administrative
                            Office.


                                                              GENERAL PROVISIONS
===============================================================================

THE POLICY                  This Policy is issued in consideration of the
                            attached application and payment of the Initial
                            Premium. This Policy and the attached application constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP                   This Policy belongs to the Owner. The Owner, as
                            named in the application or as subsequently changed, may exercise all rights under this Policy while either or both of the Joint Insureds is living. If two Owners are named, this Policy will be owned jointly and the consent of each Owner will be required to exercise ownership rights under this Policy.

                            We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our Administrative Office for endorsement.

BENEFICIARY                 The Beneficiary, as named in the application or
                            subsequently changed, will receive the benefits payable upon the death of the Surviving Insured. If the Beneficiary dies before the Surviving Insured, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent
                            Beneficiary survives the Surviving Insured, the benefits payable at the Surviving Insured's death will be paid to the Owner or the Owner's estate.

                            We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT                  This Policy may be assigned. We will not be bound by
                            any assignment unless made by Written Notice. The assignment will be effective on the date the Written
                            Notice is received at Our Office and accepted by Us.
                            We assume no responsibility for the validity of any assignment.

INCONTESTABILITY            This Policy shall be incontestable after it has been
                            In Force, while either Joint Insured is still alive, for two years from the Policy Date.

SUICIDE If either Joint Insured dies by suicide, while sane or insane, within two years from the Policy Date, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

ISSUE AGE                   If either Joint Insured's date of birth or sex is
AND SEX                     not correctly stated, the death benefit will be
                            adjusted based on what the Initial Premium would have purchased based on the correct date of birth and sex.

PERIODIC REPORT             We will send a periodic report to the Owner at least
                            once each policy year. The periodic report will show:

                            1. The current Cash Value;          4. Any current
                            2. The current Net Surrender Value;    policy loans;
                            3. The current death benefit;       5. Activity
                                                                   since the
                                                                   last report.

                            Additional activity within each Subaccount showing investment experience will also be provided. The periodic report provided nearest to the end of the calendar year will show projected values for the following year.

TERMINATION                 This Policy will terminate on the earliest of:

                            1. The Maturity Date;           3. The end of the
                            2. The date of the Surviving       grace period;
                               Insured's death;             4. The date of
                                                               surrender.

POLICY PAYMENT              All proceeds to be paid upon Termination will be
                            paid in one sum unless an optional method of settlement is elected. Instead of a single amount, the payee may elect to receive the proceeds under the terms of the next provision.

OPTIONAL METHODS OF         At the time that any proceeds are due in a single
SETTLEMENT                  payment, if requested in writing, We will inform the
                            payee of all other forms of a settlement including annutiies, with or without life contingencies. Interest will be at an annual rate that We decide, but not less than the rate required by law.

PAYMENTS AND                All payments and transfers from the Subaccounts will
TRANSFERS                   be processed as provided in this Policy unless one
                            of the following situations exists:

                            1. The New York Stock Exchange is closed; or
                            2. The SEC requires that trading be restricted or
                               declares an emergency; or
                            3. The SEC allows Us to defer payments to protect
                               Our policyowners.

                            We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

EXTENDED MATURITY           The Owners may request that the Maturity Date shown
DATE                        on the Policy Schedule page be extended. The request
                            must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. The Owner must request that the Maturity Date be extended each Policy
                            Anniversary following the Maturity Date as shown on the Policy Schedule page. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                            If the Maturity Date is extended on each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted except if required to prevent lapse of this Policy. Future monthly deductions will be waived.

CONVERSION                  At any time upon written request within the first
RIGHTS                      two policy years, the Owner may elect to transfer
                            all Subaccount values to the Fixed Account without a transfer charge.

PROTECTION OF               Unless the Owner direct by filing Written Notice, no
PROCEEDS                    Beneficiary may assign any payments under this
                            Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

DEATH BENEFIT PROVISIONS
===============================================================================

DEATH BENEFIT               The death benefit is the greater of:

                            1.  the Specified Amount; or
                            2. the Limitation Percentage times the Cash Value of this Policy on the date of the Surviving Insured's death.

SPECIFIED AMOUNT            The Specified Amount is as shown on the Policy
                            Schedule page, adjusted for any withdrawals as provided in the Withdrawal Provision of the Policy
                            Value Provisions.

LIMITATION                  The Limitation Percentage is a percentage based on
PERCENTAGE                  the Attained Age of the younger Joint Insured at the
                            beginning of the policy year equal to:

                            --------------------- ------------------------------------------
                            Attained Age          Limitation Percentage
                            --------------------- ------------------------------------------
                            40 and under          250%
                            41 through 45         250% minus 7% for each Age over Age 40
                            46 through 50         215% minus 6% for each Age over Age 45
                            51 through 55         185% minus 7% for each Age over Age 50
                            56 through 60         150% minus 4% for each Age over Age 55
                            61 through 65         130% minus 2% for each Age over Age 60
                            66 through 70         120% minus 1% for each Age over Age 65
                            71 through 75         115% minus 2% for each Age over Age 70
                            76 through 90         105%
                            91 through 94         105% minus 1% for each Age over Age 90
                            95 and over           100%


DEATH BENEFIT PROCEEDS      The Death Benefit Proceeds is the amount payable by
                            Us under this Policy provided this Policy has not terminated prior to the Surviving Insured's death.
                            Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

                            1. The death benefit; minus
                            2. Any monthly deductions due during the grace
                               period; minus
                            3. Any outstanding policy loan; minus
                            4. Any accrued policy loan interest.

                                                              PREMIUM PROVISIONS
===============================================================================

PAYMENT The Initial Premium shown on the Policy Schedule page must be paid on or before the Policy Date.

PREMIUMS While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date shown on the Policy Schedule page. We reserve the right to limit or refund any premium if:

                            1. The amount is below Our current minimum payment
                               requirement; or
                            2. The premium would increase the death benefit by
                               more than the amount of the premium; or
                            3. The premium would disqualify this Policy as a
                               life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD                If the Net Surrender Value on any Monthiversary is
                            not sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owners and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy will terminate without value at the end of the grace period.

                                                     SEPARATE ACCOUNT PROVISIONS
================================================================================


THE SEPARATE                The variable benefits under this Policy are provided
ACCOUNT                     through the Separate Account as shown on the Policy
                            Schedule page. The assets of the Separate
                            Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate
                            Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS                 The Separate Account has various Subaccounts with
                            different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts.
                            Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS                   The Owner may transfer all or a portion of this
                            Policy's value in each Subaccount to other
                            Subaccounts or the Fixed Account. We reserve the right to charge a $10 fee for each transfer in excess of twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.

ADDITION, DELETION OR       We reserve the right to transfer assets of the
SUBSTITUTION OF             Separate Account, which We determine to be
INVESTMENTS                 associated with the class of contracts to which this
                            Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate
                            Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                            We reserve the right, when permitted by law, to:

                             1. Deregister the Separate Account under the
                                Investment Company Act of 1940;
                             2. Manage the Separate Account under the direction
                                of a committee at any time;
                             3. Restrict or eliminate any voting privileges of
                                Owners or other persons who have voting
                                privileges as to the Separate Account;
                             4. Combine the Separate Account or any
                                Subaccount(s) with one or more other Separate Accounts or Subaccounts;
                             5. Operate the Separate Account as a management
                                investment company;
                             6. Establish additional Subaccounts to invest in
                                either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                             7. Fund additional classes of variable life
                                insurance contracts through the Separate
                                Account.

CHANGE OF                   We reserve the right to change the investment
INVESTMENT OBJECTIVE        objective of a Subaccount. If required by law or
                            regulation, an investment objective of the Separate
                            Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Policy is delivered.

UNIT VALUE                  Some of the policy values fluctuate with the
                            investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation
                            Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                             1. The total value of the assets held in the
                                Subaccount. This value is determined by
                                multiplying the number of shares of the
                                designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus

                             2. A charge equal to the daily net assets of the
                                Sub-Account multiplied by the daily equivalent of the Daily Charge. The maximum annual factor for the Daily Charge is shown on the Policy Schedule page; minus

                             3. The accrued amount of reserve for any taxes or
                                other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by

                             4. The number of outstanding units in the
                                Subaccount.

                             The use of the unit value in determining contract values is described in the Policy Value Provisions.

                                                         POLICY VALUE PROVISIONS
================================================================================

ALLOCATION OF               The premium will be allocated to the Accounts on the
PREMIUM                     first Valuation Date on or following the date the
                            premium is received at Our Office; except any premium or portion of premium received prior to the Policy Date will be allocated on the first
                            Valuation Date on or following the Policy Date. Any premium received prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation
                            Account will be transferred in accordance with the Owners' current allocation premium instructions.

                            We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owners. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY                     On the Policy Date and on each Monthiversary
DEDUCTIONS                  thereafter, a monthly deduction for this Policy will
                            be made from the Policy's Cash Value in an amount equal to the sum of the following:

                            1. The Monthly Policy Charge based on the assets of
                               the Separate Account; plus

                            2. The Monthly Policy Charge based upon the assets
                               of the Fixed Account; plus

                            3. The Monthly Cost of Insurance Charge for this
                               Policy, if any; plus

                            4. The Monthly Charge for benefits provided by
                               Riders attached to this Policy, if any.

                             Deductions will be withdrawn from each Account in accordance with the Owners' current premium allocation. If the value of any Account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all Accounts.

MONTHLY POLICY              The Monthly Policy Charge applicable to the Separate
CHARGE                      Account is equal to:

                            1. The Separate Account Monthly Deduction Charge
                               divided by 12; multiplied by

                            2. The sum of the Subaccount Values on the Valuation
                               Date of each monthly deduction.

                            The Monthly Policy Charge applicable to the Fixed Account is equal to:

                            1. The Fixed Account Monthly Deduction Charge
                               divided by 12; multiplied by

                            2. The Fixed Account value on the Valuation Date of
                               each monthly deduction, minus any outstanding loans.

                            The Separate Account and Fixed Account Monthly Deduction Charges are shown on the Policy Schedule page.

MONTHLY COST OF             We reserve the right to impose a maximum Monthly
INSURANCE                   Cost of Insurance Charge. This charge may not exceed
                            the death benefit minus the Cash Value, and the difference multiplied by the appropriate monthly cost of insurance rate.

                            Currently we do not impose this charge. Should this charge be imposed in the future, all future Deferred Surrender Charges will be waived.

MONTHLY COST OF INSURANCE   The Guaranteed Maximum Monthly cost of insurance
RATES                       rates are based on the sex, Attained Age, plan
                            of insurance and rating class of the person(s) insured. Any change in the current cost of insurance rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.

SUBACCOUNT                  At the end of any Valuation Period, the Subaccount
VALUE                       value is equal to the number of units that the
                            Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                            The number of units that the Policy has in each Subaccount is equal to:

                            1. The initial units purchased on the Policy Date;
                               plus
                            2. Units purchased as a result of any additional
                               premiums; plus
                            3. Units purchased through transfers from another
                               Account; minus
                            4. Those units that are redeemed to pay for monthly
                               deductions as they are due; minus
                            5. Any units that are redeemed to pay for cash
                               withdrawals; minus
                            6. Any units that are redeemed as part of a transfer
                               to another Account.

FIXED ACCOUNT               At the end of any Valuation Period, the Fixed
VALUE                       Account value is equal to:


                            1. The premiums allocated to the Fixed Account; plus
                            2. Any amounts transferred from a Subaccount to the
                               Fixed Account; plus
                            3. Total interest credited to the Fixed Account;
                               minus
                            4. Any amounts charged to pay for monthly deductions
                               as they are due; minus
                            5. Any amounts withdrawn from the Fixed Account to
                               pay for cash with-drawals; minus
                            6. Any amounts transferred from the Fixed Account to
                               a Subaccount.

                            Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates. Each payment or transfer to the Fixed Account will be credited with the current interest rate at the time of payment or transfer. In declaring any higher rates to be applied to any Fixed Account values, We may include an expense charge of up to 1% per year, however, in no event will any net effective annual interest rate be less than 3%.

                            On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                            1. Written Notice be received by Us within 30 days after an Anniversary.
                            2. The transfer will take place on the date We receive such Written Notice.
                            3. The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                            We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE                  At the end of any Valuation Period, the Cash Value
                            of the Policy is equal to the sum of the Subaccount values plus the Fixed Account value.

SURRENDER                   While this Policy is In Force, the Owners may
                            surrender this Policy for the Net Surrender Value.
                            Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions.

NET SURRENDER               The Net Surrender Value is the amount payable upon
VALUE                       surrender of this Policy. The Net Surrender Value as
                            of any date is equal to:

                            1. the Cash Value as of such date; minus
                            2. any Surrender Charge as of such date; minus
                            3. any outstanding policy loan; minus
                            4. any accrued loan interest.

SURRENDER                   During the first 9 policy years, a Surrender Charge
CHARGE                      will be incurred upon surrender of this Policy. This
                            charge will be based upon the Deferred Surrender
                            Charges shown on the Policy Schedule page.

WITHDRAWALS                 Cash withdrawals may be made any time after the
                            first policy year and while this Policy is In Force.
                            Only one withdrawal is allowed during any 12 month period. The maximum amount of withdrawal is:

                            1. the Cash Value as of the date of withdrawal;
                               minus
                            2. the total premium paid; minus
                            3. any outstanding policy loans plus accrued loan
                               interest.

                            When a withdrawal is made, the Cash Value will be reduced by the amount of the withdrawal. The Specified Amount will also be reduced by an amount equal to:

                            1. the initial Specified Amount; divided by
                            2. the Initial Premium; times
                            3. the amount of the withdrawal.

                            In no event will any withdrawal reduce the Specified Amount below $1,000.

                            The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owners' current allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF             Subject to the Grace Period section of the Premium
INSURANCE                   Provisions, insurance coverage under this Policy
                            will be continued In Force until the Net Surrender
                            Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date shown on the Policy
                            Schedule page.

INSUFFICIENT                If the Net Surrender Value on any Monthiversary is
VALUE                       not sufficient to cover the monthly deductions then
                            due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF                    Policy values and reserves are at least equal to
COMPUTATIONS                those required by law. A detailed statement of the
                            method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS                During the continuance of this Policy, the Owners
                            can borrow against this Policy an amount which is not greater than 90% of the Cash Value, minus:

                            1. any Surrender Charge as of such date; minus
                            2. any outstanding policy loan; minus
                            3. any accrued policy loan interest.

                            The amount of any policy loan may be limited to no less than $500, except as noted below.

                            When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owners may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owners' current premium allocation instructions.

                            While this Policy is In Force, any loan may be repaid.

                            Interest on any loan will be at the maximum policy loan rate of 6% payable in arrears. We reserve the right to charge a lower loan rate on all or a portion of any loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan on each Anniversary.

                            At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. We will also make this comparison anytime the Owners repay all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owners' current allocation instructions. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.

POLICY SPLIT OPTION
================================================================================

SPLIT OPTION                Subject to our evidence of insurability
                            requirements, the Owners may request to split this Policy, not including any Riders, and purchase two permanent individual fixed account life insurance policies offered by Us at the time of the request, one on the life of each Joint Insured. The Owners may request this Split Option by notifying Us at Our
                            Office in writing within 90 days following either:

                             1. The later of the enactment or the effective date
                                of a change in the federal estate tax laws that would reduce or eliminate the unlimited marital deduction; or

                             2. The date of entry of a final decree of divorce
                                with respect to the Joint Insureds; or

                             3. Written confirmation of a dissolution of a
                                business partnership of which the partners are the Joint Insureds.

                            If more than one person owns this Policy, each Owner must agree to the split.

SPECIFIED AMOUNT            The initial Specified Amount for each new policy
                            cannot be greater than 50% of this Policy's
                            Specified Amount, not including the face amount of any Riders.

CASH VALUE                  Cash value and indebtedness under this Policy will
                            be allocated equally to each of the new policies. If one Joint Insured does not meet our insurability requirements, We will pay the Owner one half of this Policy's Net Surrender Value and issue only the policy covering that Joint Insured who meets our insurability requirements; or, the Owner may elect to keep this Policy In Force on both Joint Insureds and no new policies will be issued.

ISSUE LIMITS AND PREMIUM    The new policies will be subject to our minimum and
RATE CLASSIFICATION         maximum specified amounts and issue ages for the
                            plan of insurance selected.

                            If one of the Joint Insureds is older than the new policy's maximum Issue Age at the time the Split Option is requested, Our approval must be obtained to exercise this Split Option.

PREMIUMS The premiums for the new policies wil be based on each Joint Insured's Attained Age and premium rate class as determined by current evidence of insurability. Premiums are payable as of the policy dates for each new policy.

POLICY DATE                 The policy date for each new policy will be the
                            Monthiversary following notification to Us to execute this Split Option.

OWNER/BENEFICIARY           The Owner and Beneficiary for the new policies will
                            be those named in this Policy, unless otherwise specified.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                           Home Office: Columbus, Ohio

                             Administrative Office:
                            4333 Edgewood Road, N.E.
                            Cedar Rapids, Iowa 52499



     ----------------------------------------------------------------------







    Joint Survivorship Modified Single Premium Variable Life Insurance Policy
       Death Benefit Proceeds Payable at Death of Surviving Insured Prior
                                to Maturity Date
                  Net Surrender Value Payable at Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results